Exhibit 99.1

Contact:
Alexander G. Babey, President and Chief Executive Officer
Robert W. DeRossett, Chief Financial Officer
Mid-Southern Bancorp, Inc.
812-883-2639

MID-SOUTHERN BANCORP, INC.
REPORTS RESULTS OF OPERATIONS FOR THE FIRST QUARTER ENDED MARCH 31, 2020

Salem, Indiana—April 22, 2020.  Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ:  MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the first quarter ended March 31, 2020 of $385,000 or $0.12 per diluted share compared to $362,000 or $0.11 per diluted share for the same period in 2019.

In light of the recent events surrounding the COVID-19 pandemic, the Company is continually assessing the effects of the pandemic to its employees, customers and communities.  In March 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation, and the Company has been introducing support to its customers through the SBA Paycheck Protection Program, loan modifications and deferrals and fee waivers for early withdrawal of certificates of deposit due to hardship.

While the ultimate impact of the crisis is difficult to predict, management believes the Company is well-capitalized and has the financial stability to continue to responsibly serve its customers and communities during this unprecedented time.

Income Statement Review

Net interest income after provision for loan losses decreased $186,000, or 10.3%, for the quarter ended March 31, 2020 to $1.6 million as compared to $1.8 million for the quarter ended March 31, 2019.  Total interest income decreased $52,000, or 2.6%, when comparing the two periods, due to a decrease in the yield earned on interest-bearing assets partially offset by an increase in the average balance of interest-earning assets.  The average tax equivalent yield on interest-earning assets declined to 3.98% for the quarter ended March 31, 2020 from 4.26% for the quarter ended March 31, 2019, primarily due to a decrease in market interest rates.  The average balance of interest-earning assets increased to $200.4 million for the quarter ended March 31, 2020 from $190.7 million for the quarter ended March 31, 2019, primarily due to an increase in interest-bearing deposits with banks.  Total interest expense increased $77,000, or 41.4%, when comparing the two periods due to an increase in both the average balance and cost of interest-bearing liabilities.  The average cost of interest-bearing liabilities increased to 0.76% for the quarter ended March 31, 2020 from 0.57% for the same period in 2019.  The average balance of interest-bearing liabilities increased to $139.0 million for the quarter ended March 31, 2020 from $131.2 million for the same period in 2019.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 3.22% from 3.69% and the net interest margin decreased to 3.46% from 3.87% for the quarters ended March 31, 2020 and 2019, respectively.

Noninterest income decreased $21,000, or 10.9%, for the quarter ended March 31, 2020 as compared to the same period in 2019, primarily due to a decrease of $27,000 in deposit account service charges related to overdrafts.

Noninterest expense decreased $214,000, or 13.7%, for the quarter ended March 31, 2020 as compared to the same period in 2019.  This decrease was primarily due to decreases in data processing expenses of $186,000, deposit insurance premiums of $13,000, professional fees of $12,000, and other expenses of $38,000, partially offset by an increase of $30,000 in directors’ compensation expense.  Data processing expenses decreased primarily due to contract termination expenses recognized in the first quarter last year related to the Bank’s core processing system conversion which was completed in the fourth quarter of 2019.  The increase in directors’ compensation expense is primarily due to the recognition of $30,000 of stock compensation expense recognized for the quarter ended March 31, 2020, as compared to no stock compensation expense recognized for the same period in 2019.

Income tax expense decreased $16,000 for the quarter ended March 31, 2020 as compared to the same period in 2019 resulting from a reduction in our effective tax rate to 11.9% for 2020 compared to 15.8% for 2019.  The decrease in the effective tax rate is primarily due to increased tax-exempt investment income proportionate to pre-tax income.

Mid-Southern Bancorp, Inc.
April 22, 2020

Balance Sheet Review

Total assets as of March 31, 2020 were $208.3 million compared to $208.4 million at December 31, 2019.  Cash and cash equivalents increased $2.9 million, which was partially offset by decreases of $2.4 million and $1.0 million in investment securities and net loans, respectively.  Investment securities decreased primarily due to normal principal payments for mortgage-backed securities and a $2.0 million increase in the unrealized loss on available for sale securities.  The decrease in net loans was primarily due to a decrease of $2.0 million in one-to-four family residential loans partially offset by a $1.0 million increase in commercial real estate loans.  Total liabilities, comprised almost entirely of deposits, increased $1.1 million during the quarter ended March 31, 2020.  The increase was primarily due to a $1.2 million increase in noninterest-bearing deposits.

Credit Quality

Non-performing loans remained relatively unchanged at $1.2 million, at both March 31, 2020 and December 31, 2019 or 1.0% and 0.9% of total loans, respectively.  At March 31, 2020, $1.1 million or 87.9% of nonperforming loans were current on their loan payments.  There was no foreclosed real estate owned at either March 31, 2020 or December 31, 2019.

Based on management’s analysis of the allowance for loan losses, and due to current circumstances with the COVID-19 pandemic, the Company recorded a $57,000 provision for loan losses for the quarter ended March 31, 2020, compared to no provision for loan losses for the same period in 2019.  The Company recognized net charge offs of $14,000 for the quarter ended March 31, 2020 compared to net recoveries of $10,000 for the same period in 2019.  The allowance for loan losses totaled $1.5 million, representing 1.2% of total loans at both March 31, 2020 and December 31, 2019.  The allowance for loan losses represented 124.0% of non-performing loans at March 31, 2020, compared to 126.7% at December 31, 2019.

Capital

On May 23, 2018, the President signed into law the Economic Growth, Regulatory Relief, and Consumer Protection Act passed by Congress (the “Act”).  The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  Effective January 1, 2020, a bank or savings institution that elects to use the Community Bank Leverage Ratio (“CBLR”) will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%.  To be eligible to elect to use the CBLR, the bank or institution also must have total consolidated assets of less than $10 billion, off-balance sheet exposures of 25% or less of its total consolidated assets, and trading assets and trading liabilities of 5.0% or less of its total consolidated assets, all as of the end of the most recent quarter.  The Bank elected to use the CBLR effective January 1, 2020.

At March 31, 2020, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines with a CBLR of 18.2%.

The Company’s shareholders’ equity decreased to $49.5 million at March 31, 2020, from $50.8 million at December 31, 2019.  The decrease was primarily due to accumulated other comprehensive loss, net of tax, of $1.5 million primarily due to declines in the fair market value of available-for-sale investments, and a decline of $206,000 related to the repurchase of 17,900 shares of Company common stock, partially offset by net income of $385,000.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky.  The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Mid-Southern Bancorp, Inc.
April 22, 2020

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.  When considering forward-looking statements, you should keep in mind these risks and uncertainties.  You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.
April 22, 2020

MID-SOUTHERN BANCORP, INC.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
OPERATING DATA	2020	2019

Total interest income	$1,933	$1,985
Total interest expense	263	186
Net interest income	1,670	1,799
Provision for loan losses	57	-
Net interest income after provision for loan losses	1,613	1,799
Total non-interest income	172	193
Total non-interest expense	1,348	1,562
Income before income taxes	437	430
Income tax expense	52	68
Net income	$385	$362

Net income per share attributable to common shareholders:
Basic	$0.12	$0.11
Diluted	$0.12	$0.11

Weighted average common shares outstanding:
Basic	3,345,460	3,366,385
Diluted	3,346,629	3,367,870

	March 31,	December 31,
BALANCE SHEET INFORMATION	2020	2019

Cash and cash equivalents	$21,742	$18,817
Investment securities	56,085	58,459
Loans, net	122,238	123,272
Interest-earning assets	200,267	201,247
Total assets	208,302	208,436
Deposits	148,134	146,969
Borrowings	10,000	10,000
Stockholders' equity	49,511	50,813
Book value per share (1)	13.99	14.28
Tangible book value per share (2)	13.99	14.28
Non-performing assets:
Nonaccrual loans	1,243	1,182
Accruing loans past due 90 days or more	-	-
Foreclosed real estate	-	-
Troubled debt restructurings on accrual status	1,143	1,305

Mid-Southern Bancorp, Inc.
April 22, 2020

OTHER FINANCIAL DATA

	Three Months Ended
	March 31,
Performance ratios:	2020	2019

Cash dividends per share	$0.02	$0.02
Return on average assets (annualized)	0.74%	0.73%
Return on average stockholders' equity (annualized)	3.00%	2.95%
Net interest margin	3.46%	3.87%
Interest rate spread	3.22%	3.69%
Efficiency ratio	73.2%	78.4%
Average interest-earning assets to average
interest-bearing liabilities	144.2%	145.4%
Average stockholders' equity to average assets	24.5%	24.8%
Stockholders' equity to total assets at end of period	23.8%	25.0%

	March 31,	December 31,
Capital ratios: (3)	2020	2019

Community Bank Leverage Ratio	18.2%	N/A
Total risk-based capital (to risk-weighted assets)	N/A	33.4%
Tier 1 core capital (to risk-weighted assets)	N/A	32.2%
Common equity Tier 1 (to risk-weighted assets)	N/A	32.2%
Tier 1 leverage (to average adjusted total assets)	N/A	17.9%

	March 31,	December 31,
Asset quality ratios:	2020	2019

Allowance for loan losses as a percent of total loans	1.2%	1.2%
Allowance for loan losses as percent of non-performing loans	124.0%	126.7%
Net charge-offs to average outstanding loans during the period	0.0%	0.0%
Non-performing loans as a percent of total loans	1.0%	0.9%
Non-performing assets as a percent of total assets	0.6%	0.6%

(1) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(2) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(3) - Effective January 1, 2020, the Bank elected to use the CBLR, as provided by the Act.  The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  A bank or savings institution that elects to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%.  As a result of this election as of January 1, 2020, a comparative ratio to December 31, 2019 is not available.